EXHIBIT 14.1

SCHNITZER STEEL INDUSTRIES, INC.

CODE OF CONDUCT

Approved by the Audit Committee
September 29, 2006
Adopted by the Board of Directors
October 5, 2006

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		1.	Accounting Procedures and Practices.	15
		2.	Falsification of Records.	16
		3.	Reporting Integrity.	16
		4.	Retention of Records.	17
		5.	Contracts.	17
		6.	Expenses.	17
	E.	Competitive Practices.		17
		1.	Communications with Competitors.	17
		2.	Information About Competitors.	18
	F.	Securities Laws.		18
	G.	Political Activities and Contributions in the United States.		19
	H.	Safety, Health, and Environment.		19
	I.	Employment Policies.		19
	J.	Computer, E-mail, and Internet Policies.		20
		1.	The Computer System Is Company Property.	20
		2.	No Expectation of Privacy.	20
		3.	Professional Use of Computer System Required: Other Policies Apply.	21
		4.	Offensive and Inappropriate Material; Illegal Activities.	21
		5.	Solicitations.	21
		6.	Copyrights and Trademarks.	21
III.	COMPLIANCE WITH THE CODE OF CONDUCT.			21
IV.	REPORTING SUSPECTED NON-COMPLIANCE.			22
	A.	General Policy.		22
	B.	Compliance Procedures.		23
		1.	Notification of Complaint.	23

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	(a) Complaints Regarding Possible Violations of Accounting Rules, Internal Accounting Controls, Auditing Matters, or Anti-Corruption and Anti-Money Laundering and Anti-Terrorism Laws and Regulations.	23
	(b) All Other Complaints.	24
2.	Investigation.	24
3.	Confidentiality.	25
4.	Protection Against Retaliation.	25
COMPLIANCE CERTIFICATION.		26

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SCHNITZER STEEL INDUSTRIES, INC.
CODE OF CONDUCT

I.    INTRODUCTION AND STATEMENT OF PURPOSE

The commitment to excellence is fundamental to the philosophy of Schnitzer Steel Industries, Inc. (“Schnitzer” or the “Company”). This commitment to excellence means that we share a common set of objectives and benefit from the achievement of those objectives. One essential objective is to uphold ethical standards in our corporate activities. The purpose of this Code of Conduct is to set forth the ethical principles on which the Company conducts business and provide basic guidelines for situations in which the Company’s employees, officers, and directors are confronted with ethical issues arising in connection with the Company’s corporate activities.

We strive to do business with customers and suppliers of sound business character and reputation. We do not knowingly support any public or private organization that engages in discriminatory policies or practices. We expect all our employees and officers and all third parties with whom we work to perform their work with honesty and integrity and in a manner that will reflect favorably on the Company and each of us.

It is the Company’s policy to comply with all applicable governmental laws, rules, and regulations, including, without limitation, employment, discrimination, health, safety, antitrust, securities, and environmental laws. No employee, officer, or director of the Company and no third party with whom the Company works has authority to violate any law or to direct another employee or any other person to violate any law on behalf of the Company.

All employees, officers, and directors of the Company are responsible for observing this Code of Conduct. Further, each line manager and supervisor is responsible for ensuring that all company compliance procedures and controls are followed in letter and spirit. Ultimately, the Company’s General Counsel and the Compliance Officer (as described in section IV.A below) are responsible for monitoring and ensuring the Company’s compliance with this Code.

No code of conduct can cover all circumstances or anticipate every situation. If you encounter situations not addressed specifically by this Code of Conduct you should apply the overall philosophy and concepts of this Code of Conduct to the situation. If you have questions about any section of this Code of Conduct, direct them to your immediate supervisor, the Compliance Officer, the Human Resources Department, or the Legal Department.

Further, if you become aware of a violation of this Code of Conduct, you are obligated to report it in accordance with procedures set forth in section IV.B below, and no one has the authority to retaliate against an employee who reports a suspected violation. To the extent possible, the Company will maintain the confidentiality of communications about suspected violations that are made in good faith, except where law or policy may require disclosure. A violation of the provisions of this Code of Conduct may result in appropriate disciplinary measures up to and including termination.

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II.    POLICIES AND PRACTICES

A.	Conflicts of Interest.

A conflict of interest may arise in any situation in which an employee’s, officer’s, or director’s loyalties are divided between business interests that, to some degree, are incompatible with the interests of the Company. A conflict of interest may arise when an employee, officer, or director takes actions or has interests that may make it difficult to perform his or her duties and responsibilities to the Company objectively and effectively. All such conflicts should be avoided. The Company expects that no employee, officer, or director will knowingly place himself or herself in a position that would have the appearance of being, or could be construed to be, in conflict with the interests of the Company. While it is not feasible to list every circumstance giving rise to a possible conflict of interest, some of the more sensitive areas of conflicts of interest and the Company’s related guidelines are as follows:

1.	Personal Financial Gain.

Each of us should avoid any situation that may involve, or appear to involve, a conflict between our personal interests and the interests of the Company. In dealing with current or potential customers, suppliers, contractors, consultants, and competitors, we should act in the best interests of the Company. We should not seek to gain personal advantage because of our position in the Company. You should make prompt and full disclosure to your supervisor of any situation that may involve a conflict of interest. Employees, officers, and directors are prohibited from making personal use of opportunities that are discovered through the use of Company property, information, or position; from using Company property, information or position for personal gain; and from competing with the Company.

Employees, officers, and directors should avoid any outside financial interest that might influence corporate decisions or actions. Unless approved in advance by an employee’s or an officer’s supervisor, neither an employee nor his or her spouse, domestic partner, or any other member of the employee’s immediate family (collectively, the “Family”) may directly or indirectly have a financial interest (whether as an investor, lender, employee, or other service provider) in a competitor, or in a customer or supplier if that employee or his or her subordinates deal directly or indirectly with that customer or supplier in the course of his or her job with the Company. However, this restriction does not apply to minimal holdings of the stock or other securities of a corporation whose shares are publicly traded.

2.	Employment of Relatives.

An employee or officer may not supervise a Family member or exercise direct or indirect influence over other employment decisions involving a Family member. The Company’s Human Resources Employee Policy Manual as amended from

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time to time (the “Policy Manual”) and the Human Resources Department should be consulted for assistance and guidance in employment of family and others with whom an employee may have an intimate relationship. The Policy Manual is available on the Company’s intranet or by contacting the Compliance Officer.

3.	Outside Activities.

Employees should not have outside employment (for themselves or others) or activities that will have a negative impact on the performance of their duties with the Company, or in any way impact negatively the good name and reputation of the Company. We want all of our employees to be efficient and loyal in their work, and available as necessary to meet unusual or emergency work demands. Employees who have outside employment or activities may not use Company time, facilities, resources, or supplies for such work.

4.	Dealing with Suppliers, Customers, Agents, and Other Third Parties.

The Company obtains and keeps business because of the quality and value of its products and services and the respect and confidence it instills both in its customers and suppliers. Conducting business with suppliers, customers, agents, and other third parties related thereto can pose ethical or even legal problems. Employees, officers, and directors should conduct their business affairs in such a manner that the Company’s reputation will not be impugned if the details of their dealings should become a matter of public discussion. The Company prohibits employees from (1) soliciting for themselves or for a third party anything of value from anyone in return for any business, service, or confidential information of the Company or (2) accepting anything of value other than bona fide salary, wages, fees, or other compensation paid in the usual course of business from anyone in connection with the business of the Company.

(a)	Prohibition on Kickbacks and Rebates.

No employee, officer, director or Family member may offer or receive personal kickbacks or rebates in connection with the Company’s purchases or sales of goods or services. Kickbacks or rebates can take many forms and are not limited to cash payments. For example, no employee, officer, director or Family member shall offer or accept any funds or other assets for assisting in obtaining business or for securing special concessions from the Company, or for otherwise compromising independent judgment. Such practices are not only unethical but may at times be illegal.

If a Family member might benefit from an arm’s length transaction with the Company, advise your supervisor so that the Company may determine the propriety of the transaction. Such a transaction may not be entered into without prior written approval of the General Counsel or his or her designee, in consultation with the Compliance Officer.

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(b)	Prohibition on Accepting and Receiving Gifts, Gratuities, or Entertainment, with Limited Exceptions.

The Company seeks to deter givers of gifts from seeking or receiving special favors from the Company’s employees, officers, or directors. Accepting any gift of more than nominal value or entertainment that is more than a routine social amenity can appear to be an attempt to influence the recipient into favoring a particular customer, vendor, consultant, or the like. Therefore, accepting or receiving gifts of money or soliciting non-monetary gifts, gratuities, or any other personal benefit or favor of any kind from suppliers, customers, agents, or other third parties related thereto is prohibited, except as described below.

Meals, accommodations, and entertainment: Employees, officers, and directors may accept meals, refreshments, travel arrangements or accommodations, or entertainment provided that the expense (1) is of reasonable value, (2) is offered in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, and (3) would be paid for by the Company as a reasonable business expense if not paid for by another party.

Gifts of nominal value: Unsolicited, non-monetary gifts from a business, firm, or individual doing or seeking to do business with the Company may be accepted only if the gift is of nominal value. Similarly, gifts of nominal value related to commonly recognized events or occasions, such as a promotion, wedding, or major holidays, may be accepted, as well as awards from charitable, civic, educational, or religious organizations in recognition of service and accomplishment. Discounts or rebates on merchandise or services that do not exceed those available to other customers or vendors may also be accepted.

Gifts of more than nominal value: Gifts of more than nominal value may be accepted if protocol, courtesy, or other special circumstances exist, such as in connection with an international business transaction, when it may be customary and lawful for gifts to be given. In such a situation, the gift must be reported to the employee’s or officer’s supervisor, or in the case of a director, to the Chairman of the Audit Committee of the Board of Directors. In all other instances where gifts cannot be returned and offering to pay for them would adversely affect continuing business relationships, the Human Resources Department must be notified. In such cases, the gift may be retained by the Company, at its sole discretion, and not the individual.

Promotional premiums and discounts: Employees, officers, and directors may accept promotional premiums and discounts offered by transportation companies, hotels, auto rental agencies and restaurants, based on

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membership in bonus programs for individuals and offered to travelers generally.

(c)	Agreements with Agents and Business Partners.

Generally, agreements with Agents or Business Partners (except where, in the case of Business Partners, they are exempted by the Anti-Corruption Compliance Program and Manual) must be in writing and must clearly and accurately set forth the services to be performed, the basis for earning the commission or fee involved, and the applicable rate or fee. Any commission or fee paid to a third party working on behalf of the Company must be reasonable in amount, not excessive in light of the practice in the trade, and commensurate with the value of the services rendered. Third parties working on behalf of the Company must be advised that the agreement may be publicly disclosed and must agree to such public disclosure. In some countries, local laws may prohibit the use of agents or limit the rate of commissions or fees. See Anti-Corruption Compliance Program and Manual.

5.	Use of Company Property and Information.

The Company’s employees, officers, and directors are each responsible for the proper use of the Company’s resources and property, including its proprietary and other confidential information, for valid corporate purposes. Except as otherwise expressly provided, the Company’s assets are to be used solely for the benefit of the Company. The Company’s assets are much more than its facilities, equipment, inventory, corporate funds or office supplies. They include technologies, concepts, business strategies and plans, financial data, and other information about the Company’s business and operations. These assets may not be used improperly to provide personal gain. The Company’s assets may not be transferred to other persons or entities except in the ordinary course of business. Unless otherwise prohibited by an employee’s supervisor, reasonable and appropriate incidental use of Company telephones, computers, or other equipment is permitted. Employees should have no expectation of privacy in connection with their use of Company telephones, computers, and other communications equipment.

(a)	Company Property and Facilities.

Company property, facilities, or physical resources may not be used for solicitation or distribution activities which are not related to an employee’s services to the Company, except for charitable or not for profit activities that have been approved in writing in advance by the Company. Employees may not solicit any other employee during working time, nor may employees distribute literature in work areas at any time. Under no circumstances may an employee disturb the work of others to solicit or distribute literature to them during their working time. Persons not

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employed by the Company may not solicit Company employees for any purposes on Company premises.

Any employee, officer, or director found to be engaging in, or attempting, theft of any property of the Company, including documents, equipment, intellectual property, personal property of other employees, cash, or any other items of value, will be subject to immediate summary termination and possible criminal proceedings against them. All employees, officers, and directors have a responsibility to report any theft or attempted theft to the Company’s management.

(b)	Company Proprietary and Other Confidential Information.

We operate in competitive markets and should each be aware that in any competitive environment, propriety information and trade secrets must be safeguarded in the same way that all other important Company assets are protected. The Company’s financial data and information concerning pricing, products, and services that are being developed, and other such trade secrets, including information pertaining to any prospective Company acquisition or divestiture, must be held in the strictest confidence, and reasonable prudence and care should be exercised in dealing with such information in order to avoid inadvertent, inappropriate disclosure. Confidential information obtained from other parties doing business with or seeking to do business with the Company must be used in compliance with any signed agreement governing its use. None of the foregoing information may be used in any way other than as required in performing employment duties. All files, records, and reports acquired or created in the course of employment are the property of the Company. Originals or copies of Company documents may be removed from the Company’s offices for the sole purpose of performing the employees’ duties for the Company and must be returned at any time upon request.

Unless and until the Company releases proprietary and confidential information to the public, an employee should not disclose that information to other employees who do not have a business need-to-know or to non-employees (including retirees) for any reason except in accordance with established corporate procedures (see also paragraph II.E below). These procedures require all public statements, whether oral or written, to be accurate with no material omissions. If someone outside the Company asks questions about the Company or its business activities, either directly or through another, do not attempt to answer them unless you have authority to do so. It is also the Company’s policy not to respond to outside inquiries about rumors or business matters except to confirm facts already made public. If you have a question about whether or not information is confidential, you should assume that it is and seek clarification from your supervisor or the Legal Department.

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(c)	Trademarks, Service Marks, and Copyrights.

Trademarks and service marks - words, slogans, symbols, logos, or other devices used to identify a particular source of goods or services - are important business tools and valuable assets which require care in their use and treatment. The Company’s trademark is indicated by the ® symbol and should be used properly. No employee may negotiate or enter into any agreement regarding the Company’s trademarks, service marks, or logos without first consulting the Legal Department. The Company also respects the trademark rights of others. Any proposed name of a new product or service intended to be marketed to customers must be submitted to the Legal Department for clearance prior to its adoption and use. Similarly, using the trademark or service mark of another company, even one with whom the Company has a business relationship, always requires clearance or approval by the Legal Department to ensure that the use of the other company’s mark is proper.

Employees must avoid the unauthorized use of materials copyrighted by others and should confer with the Legal Department if they have any questions regarding the permissibility of photocopying, excerpting, electronically copying, or otherwise using copyrighted materials. In addition, simply because material is available for copying, such as matter downloaded from the Internet, does not mean that it is automatically permissible to copy or recirculate (by, for example, email or posting to an intranet facility). All copies of work that is authorized to be made available for ultimate distribution to the public, including machine readable works such as computer software, must bear the prescribed form of copyright notice.

The Company is legally entitled (without payment of any additional compensation) to all ownership rights in ideas, inventions, and works of authorship relating to its business that are made by employees during the scope of their employment with the Company or using the resources of the Company.

B.	Anti-Corruption Laws and Regulations.

1.	Definitions.

The following definitions shall apply to this Code.

(a)
Agent means any third-party or consultant, retained or engaged in any capacity by Schnitzer either to obtain or retain business from or with, or to act on behalf of Schnitzer with or before a foreign government or instrumentality thereof, including any party acting on their behalf.

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(b)
Applicable Laws and Regulations means the substantive anti-bribery and accounting provisions of the U.S. Foreign Corrupt Practices Act (“FCPA”) or, in the case of foreign countries, the substantive provisions of the OECD Convention and any implementing legislation enacted pursuant thereto, the commercial bribery, domestic corruption, anti-money laundering and anti-terrorism laws of the United States, as further set out herein in the definitions of Prohibited Payment, Government Official, Public Official, Prohibited Transaction and Designated Party, as well as similar substantive laws of any other country in which Schnitzer conducts business, except to the extent inconsistent with, or penalized under, the laws of the United States.

(c)
Business Partner means any partner, joint venture partner or subcontractor engaged or retained by Schnitzer to perform work for Schnitzer, or provide equipment, supplies, materials or services to Schnitzer, or any third party to which Schnitzer sells or otherwise provides equipment, supplies, materials or services.

(d)
Compliance Officer means the individual appointed by the Board of Directors to implement and oversee compliance with the Schnitzer Code or this Compliance Manual, as well as all staff members working for, or reporting to, that individual.

(e)	Close Business Associate means a current or former partner, joint owner or co-investor.

(f)	Designated Party means any person, entity or country:

i.
who is designated by either an Executive Order of the President of the United States in published lists issued by the U.S. government or the United Nations as a Specially Designated National, a foreign terrorist organization, or an organization that assists or provides support to a foreign terrorist organization; or

ii.
who is reported in publicly available records to have been convicted, found guilty or against whom a judgment or order was entered in any proceedings for violating anti-corruption or bribery, money laundering or anti-terrorism laws or whose assets have been seized, blocked, frozen or ordered forfeited for violation of money laundering or anti-terrorism laws.

(g)
Entertainment means business courtesies, including but not limited to meals, refreshments, parties, and golf outings, as well as nightclub, theater, and sporting events. Entertainment that could be construed as a Prohibited Payment is prohibited notwithstanding its conformance with local law and custom.

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(h)
Facilitation Payment means any payment intended to secure the performance of a Routine Governmental Action to which the payor is unquestionably entitled, made to a low level Government Official whose duties are ministerial or clerical. The payment must be modest in amount and must not be intended to influence the exercise of discretion by the Government Official. A payment to a Government Official who is involved in the decision-making process with regard to Schnitzer’s business dealings with the government can never be considered a Facilitation Payment and is prohibited. Such payments must be legal under the laws of the home jurisdiction of Schnitzer, the country where it is offered or made and the country of the recipient. Many countries prohibit all facilitation payments.

(i)	Family Member means a parent, spouse, child, sibling, uncle or aunt.

(j)
Government Official means (a) any officer or employee of a government (other than the U.S. government) or department (whether executive, legislative, judicial or administrative), agency or instrumentality of such government, including a regional governmental body or a government-owned or controlled business; (b) any person acting in an official capacity for or on behalf of such government, department, agency, instrumentality; (c) any person holding a non-U.S. legislative, administrative or judicial office, whether appointed or elected; (d) any person exercising a non-U.S. governmental function, including for a government agency or government enterprise; (e) an agent, advisor or consultant to such person; (f) an officer of a political party or a candidate for public office (other than in the United States); or (g) an officer, employee, or person acting in an official capacity for or on behalf of a Public International Organization.

(k)
Hospitality or Reasonable and Bona Fide Expenditures (“Hospitality”) means the payment, gift, offer or promise of anything of value to (1) a Government Official, such as for travel and lodging expenses, that are reasonable under all of the circumstances, incurred by or on behalf of that Government Official, that are bona fide and directly related to (a) the promotion, demonstration or explanation of products or services; or (b) the execution or performance of a contract with a non-U.S. government or agency thereof made in good faith and closely connected to legitimate promotional purposes, or (2) an agent, intermediary or employee of another company in connection with a transaction with that company. Such payments must be legal under the laws of the home jurisdiction of Schnitzer, the country in which the payment is offered or made, and the country of the recipient, reasonable in amount and appropriate under the circumstances in order to avoid an appearance of impropriety. Hospitality or Reasonable and Bona Fide Expenditures that could be construed as Prohibited Payments are prohibited notwithstanding their conformance with local law and custom.

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(l)
Improper Advantage means obtaining something to which the individual or entity making a Prohibited Payment was not entitled. One such example is obtaining an operating permit for a business that does not meet statutory requirements.

(m)	Improper Payment means any payment prohibited by the Schnitzer Code or this Manual that is not otherwise prohibited by Applicable Laws and Regulations or does not constitute a Prohibited Payment.

(n)
Knowing means having actual knowledge or reasonable grounds to believe that certain facts or circumstances exist. If there are reasonable grounds to believe that some or all of a payment to a third party will be used to make a Prohibited Payment to a Government Official, the person making the payment to the third party will be deemed to have made the payment to the third party with knowledge of the third party’s intention. Knowledge can be inferred from “willful blindness” to, or “conscious disregard” of, facts and circumstances. Deliberately ignoring circumstances, such as Red Flags, that should reasonably alert a person that further inquiry is required or that an event or course of conduct is likely to occur may give rise to an inference that the person who did not inquire further acted with knowledge.

(o)
Prohibited Payment means any offer, gift, payment, promise to pay, or authorization of the payment of any money or anything of value, including charitable contributions, directly or indirectly, to a Government Official or a political party, or to a third party, if one knows or has reasonable grounds for believing that all or a portion of the money or thing of value which was given or is to be given to the third party will be paid, offered, promised, given or authorized to be paid, directly or indirectly, to a Government Official, for the purpose of:

(i)	influencing any act or decision of the Government Official in his official capacity;

(ii)	inducing the Government Official to do or omit to do any act in violation of his lawful duty;

(iii)	securing any Improper Advantage; or

(iv)	inducing the Government Official to use his influence with a non-U.S. government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality,

in order to assist in obtaining or retaining business or in directing business to any party.

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(p)	Prohibited Transaction means any transaction (including any act of omission, commission, assistance to another, or aiding and abetting in furtherance of the transaction) that involves

(i)
the receipt, transfer, transportation, retention, use, structuring, diverting, or hiding the proceeds of any criminal activity whatsoever, including drug trafficking, fraud, and bribery of a Government Official;

(ii)	engaging or becoming involved in, financing or supporting financially, or otherwise sponsoring, facilitating, or giving aid or comfort to any terrorist person, activity or organization; or

(iii)	a Designated Party.

(q)
Public International Organization means any international organization formed by states, governments or other public international organizations, including, for example, the United Nations and The World Bank.

(r)	Public Official means any employee of the United States Government or any state or local government within the United States.

(s)
Red Flag means a circumstance that should alert a reasonable person that illegal or improper conduct is substantially likely to occur and, therefore, further inquiry is necessary before a proposed action is taken. See Section 14 of the Anti-Corruption Compliance Program and Manual for examples of Red Flags.

(t)
Routine Governmental Action means ministerial, non-discretionary governmental acts performed by government functionaries, that are required by law and for which there is a clear entitlement, in contrast to an Improper Advantage. Routine Governmental Actions include:

(i)	obtaining permits and licenses or processing governmental papers such as visas and work permits, or other official documents that qualify a person to conduct business or work in a foreign country; or

(ii)	providing such services as police protection, telephone service, power and water supply, loading and unloading cargo, or protecting perishable products or commodities from spoiling.

Any decision directly related to Schnitzer obtaining or retaining business is not a Routine Governmental Action.

(u)	Substantive Violation means one or more of the following on the part of a Business Partner, Representative or Agent:

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i.	a violation, aiding and abetting a violation of, or a conspiracy to violate Applicable Laws and Regulations;

ii.	a violation of the compliance provisions of a contract or agreement with Schnitzer;

iii.	a refusal, where required by a contract or agreement, to submit to an audit by independent accountants at the request of Schnitzer; or

iv.	a refusal to provide a certification required by Schnitzer.

2.	Corruption Involving Foreign Government Officials.

It is Schnitzer’s policy that all directors, officers, employees and shareholders acting on behalf of Schnitzer (“Schnitzer personnel”) must adhere strictly to the FCPA and all other anti-corruption and anti-bribery laws and regulations of each country in which Schnitzer conducts business. The requirements of this Code apply to all Schnitzer personnel even if local law or custom permits business conduct that is otherwise prohibited by this Code. All Schnitzer personnel are responsible for complying with the domestic and commercial bribery laws of the countries in which they conduct business.

Schnitzer recognizes that observing the anti-corruption and anti-bribery laws and regulations may place Schnitzer at a competitive disadvantage. Schnitzer nevertheless requires strict adherence to this Code and all other Applicable Laws and Regulations. The value to Schnitzer of compliance with this Code and Applicable Laws and Regulations far outweighs any business that may be lost. Accordingly:

(a)	No one acting for or on behalf of Schnitzer shall, either directly or indirectly, offer, make, promise, approve or authorize the making of any Prohibited Payment to a Government Official.

(b)
No one acting for or on behalf of Schnitzer shall, either directly or indirectly, offer, make, promise, approve or authorize the making of any payment to any other person or entity knowing or having reason to believe that that person or entity will, directly or indirectly, offer, make, promise, approve or authorize the making of any Prohibited Payment to a Government Official.

(c)
No Facilitation Payments or any other payments for Routine Governmental Action shall be made (A) unless such payments are legal under the laws of the home jurisdiction of Schnitzer and the countries in which the offer or payment is made and (B) without the prior written approval of the General Counsel.

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3.	Domestic and Local Corruption Laws.

It is Schnitzer’s policy to fully comply with all applicable local laws prohibiting bribery and corruption of a government employee or Public Official. Schnitzer directors, officers and employees shall exercise extreme care and caution when any transaction that could benefit a government employee or Public Official is contemplated and shall not take any action without the prior written authorization of the Compliance Officer. Accordingly:

(a)
Schnitzer directors, officers and employees shall not, directly or indirectly, for or on behalf of Schnitzer, promise, offer or make any payment or give anything of value to, or supplement the income of, a government employee. In addition to money, “payments” shall also include any form of hospitality, entertainment, gifts or loans.

(b)	Schnitzer directors, officers and employees must comply with the domestic and local bribery and corruption laws of the countries in which they conduct business or work.

4.	Commercial Bribery Laws.

(a)
Schnitzer directors, officers and employees shall not offer, pay, promise or give, directly or indirectly, anything of value in any form to an agent, intermediary or employee of another company with the intent to improperly influence the recipient’s action in relation to that company’s affairs or business.

(b)
Schnitzer directors, officers and employees shall not offer, pay, promise or give, directly or indirectly, any commissions, brokerages, kickbacks, rebates or other compensation to an agent, intermediary or employee of another company.

(c)
Schnitzer directors, officers and employees shall not deprive another company of the honest and faithful services of its agents, representatives, intermediaries or employees. To that end, Schnitzer shall not provide hospitality, entertainment or gifts to non-government employees that are excessive in amount or frequency that would give rise to the appearance of improper conduct. All such hospitality, Entertainment and gifts must be reasonable and appropriate under the circumstances.

(d)	In all circumstances, Schnitzer directors, officers and employees must deal with other companies fairly, openly and honestly, and not in a corrupt manner.

5.	Hospitality, Entertainment and Gifts.

(a)	No offer or payment for Hospitality and Entertainment of Government Officials, including travel expenses, may be made without prior written

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approval of the Compliance Officer. In any event, all Hospitality, Entertainment, and gifts must be closely monitored as to frequency and amount to ensure that cumulatively they do not create the appearance of impropriety or result in a violation of Applicable Laws and Regulations.

(b)
Gifts of nominal value of less than US$25.00, or the equivalent, may be given to a Government Official when associated with promotional activities, imprinted with the Schnitzer corporate logo and approved by the Compliance Officer for general distribution.

(c)	Any Hospitality, Entertainment, or gift, which under the circumstances would constitute a Prohibited Payment is forbidden, regardless of the value involved.

(d)	All Hospitality, Entertainment and gifts must be accurately recorded in the books and records of Schnitzer.

(e)	All Hospitality, Entertainment and gifts must comply with the laws of the jurisdiction in which it is offered or given.

6.	Political and Charitable Contributions.

(a)
Contributions to foreign political parties, to candidates and campaigns for foreign public office or to charities made on behalf of Schnitzer must be authorized in writing, in advance, by the General Counsel.

(b)
A contribution to a foreign political party or a candidate or campaign for foreign public office or a charitable contribution that could be construed as being a Prohibited Payment is prohibited regardless of the intent of the donor.

(c)	All political contributions must comply with all Applicable Laws and Regulations.

(d)	Contributions to foreign political parties or candidates by Schnitzer employees, acting solely for themselves, may not involve the use of any Schnitzer funds, time, equipment, supplies or facilities.

(e)	All charitable contributions on behalf of Schnitzer must comply with all Applicable Laws and Regulations.

C.	Money Laundering and Terrorism.

It is Schnitzer’s policy to only associate with entities and individuals engaged in legitimate business and not with those who may be involved in criminal activities. Persons engaged in illegal business transactions or terrorism-related activities often seek to “launder” or use previously “laundered” proceeds of illegal or unlawful activities.

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Therefore, Schnitzer, its subsidiaries, joint ventures, and affiliates, and directors, officers, employees, and shareholders acting for or on their behalf, shall not Knowingly:

1.
Engage in any financial transaction involving property, funds or monetary instruments which, directly or indirectly, promotes or results from criminal activity punishable under the laws of any country.

2.	Receive, transfer, transport, retain, use, structure, divert, or hide the proceeds of any criminal activity, or aid or abet another in any such action.

3.	Engage or become involved in, finance or support financially, or otherwise sponsor, facilitate, or assist any terrorist person, activity or organization.

4.	Aid, abet or otherwise become involved in any arrangement that would result in a violation of the Schnitzer Code or the Anti-Corruption Compliance Program and Manual by any person.

5.	Make, receive or otherwise engage in any Prohibited Transaction.

6.	Engage in any transaction or otherwise conduct business with a Designated Party.

D.	Books and Records.

The Company must maintain accurate and complete records. It is the Company’s policy that each of its employees, officers, directors, and agents make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and any of its subsidiaries.

1.	Accounting Procedures and Practices.

All employees with supervisory duties should establish and implement the internal accounting controls adopted by the Company over all areas of their responsibility to ensure the safeguarding of the assets of the Company and the accuracy of its financial records and reports. The Company has adopted controls in accordance with internal needs and in response to the specific requirements of applicable laws and regulations, including the Sarbanes-Oxley Act and the FCPA. Established accounting practices and procedures must be followed to assure the complete and accurate recording of all transactions. All employees and officers, within their areas of responsibility, are expected to adhere to these procedures, as directed by appropriate Company officers. Refer to the Anti-Corruption Compliance Program and Manual for more information on the Company’s policy on complying with the FCPA’s books and records provisions.

Any accounting adjustments that materially depart from generally accepted accounting principles (“GAAP”) must be approved by the Audit Committee of the Company’s Board of Directors (“Audit Committee”) and reported to the Company’s independent auditors. In addition, all material off-balance-sheet transactions, arrangements, and obligations, contingent or otherwise, and other

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relationships of the Company with unconsolidated entities or other persons that may have material current or future effects on the financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses, must be disclosed to the Audit Committee and the Company’s independent auditors.

No employee, officer, or director may interfere with or seek to improperly influence, directly or indirectly, the auditing of the Company’s financial records. Violation of these provisions shall result in disciplinary action, up to and including termination, and may also subject the violator to substantial civil and criminal liability.

If you become aware of any improper transaction or accounting practice concerning the resources of the Company, you should report the matter immediately to your supervisor or to a member of the Audit Committee. Employees may also file a confidential report or complaint pursuant to procedures established by the Audit Committee and the Compliance Officer and described in Section IV below if they have information regarding questionable accounting or auditing matters. There will be no retaliation against employees who disclose questionable accounting or auditing matters.

2.	Falsification of Records.

False or artificial entries must never be made in any of the Company’s books or records or in any public record for any reason, and permanent entries in the Company’s records should not be altered in any way. Mistakes should never be covered up, but should be immediately disclosed and corrected. No payment or receipt on behalf of the Company may be approved or made with the intention or understanding that any part of the payment or receipt is to be used for a purpose other than that described in the documents supporting the transaction. Slush funds or similar off-book accounts, where there is no accounting for receipts or expenditures on corporate books, are prohibited.

3.	Reporting Integrity.

All Company financial reports, accounting records, sales reports, expense reports, and other documents must accurately represent the facts and the true nature of a transaction and comply with Company policy and all applicable laws. Improper or fraudulent accounting documentation or financial reporting is against Company policy and may also violate the law. Reports filed with the U.S. Securities and Exchange Commission (“SEC”) and all other public communications made by the Company shall comply with applicable laws, rules, and regulations and shall be fully, fairly, and accurately disclosed in an understandable form and in a timely manner.

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4.	Retention of Records.

Legal and regulatory requirements mandate the retention of certain records for various periods of time, particularly in the tax, human resources, health and safety, environmental, contract, and corporate structure areas. In addition, when litigation or a governmental investigation or audit is pending or imminent, relevant records must not be destroyed until the matter is closed. Destruction of records to avoid disclosure in a legal proceeding may constitute a criminal offense. Refer to the Company’s Records Retention Policy for information on retention periods and restrictions.

Whenever it becomes apparent that documents of any type will be required in connection with a lawsuit or government investigation, all possibly relevant documents should be preserved, and ordinary disposal or alteration of documents pertaining to the subjects of the litigation or investigation should be immediately suspended. If you are uncertain whether documents under your control should be preserved because they might relate to a lawsuit or investigation, you should contact the Legal Department.

5.	Contracts.

The Legal Department should review all contracts and arrangements between the Company and other persons and companies prior to execution, except those standard arrangements previously approved by the Legal Department. Furthermore, all contracts must comply with the requirements set out in Section 14 of the Anti-Corruption Compliance Program and Manual.

6.	Expenses.

Authorized expenses incurred by employees in performing Company business will be reimbursed through the filing of expense reports, which must be documented accurately and completely.

E.	Competitive Practices.

1.	Communications with Competitors.

The federal government, most state governments, and many foreign governments have enacted antitrust or “competition” laws. These laws prohibit restraints of trade” which is certain conduct involving competitors, customers, or supplies in the marketplace. Their purpose is to ensure that markets for goods and services operate competitively and efficiently, so that customers enjoy the benefit of open competition among their suppliers and sellers similarly benefit from competition among their purchasers. In the United States and some other jurisdictions, violations of the antitrust laws can lead to substantial civil liability - triple the actual economic damages to a plaintiff. Moreover, violations of the antitrust laws are often treated as criminal acts that can result in felony convictions of both corporations and individuals. Nevertheless, it is not illegal

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or inappropriate for Company representatives and its competitors to meet and talk from time to time. However, such conversations must be conducted in accordance with applicable laws and except as permitted by law, employees must scrupulously avoid comment on such topics as pricing production levels, marketing methods, inventories, product development, sales territories and goals, non-public market studies, and any proprietary or confidential information. Except as permitted by law, discussions regarding customers must be limited to the exchange of credit information. The Legal Department should be consulted whenever questions arise that may involve antitrust implications.

2.	Information About Competitors.

As a vigorous competitor, the Company naturally seeks to obtain economic knowledge about its competitors. However, the Company and its employees must not engage in illegal or improper acts to acquire a competitor’s trade secrets or customer lists, or information about facilities, technical developments, or operations. In addition, the Company will not seek to hire a competitor’s employees for the purpose of obtaining confidential information or pressure a competitor’s personnel, customers, or suppliers to disclose confidential information.

F.	Securities Laws.

Employees may not trade in (or even recommend) Company stock based on inside information. “Insider trading” is the purchase or sale of a publicly traded security while in possession of important, non-public information about the issuer of the security. Such information includes, for example, non-public information on Company earnings, significant gains or losses of business, or the hiring, firing, or resignation of a director or officer of the Company. Insider trading, as well as “tipping” (which is communicating such information to anyone who might use it to purchase or sell securities) are prohibited by the securities laws. When in doubt, information obtained as an employee of the Company should be presumed to be important and not public. Do not speculate in the securities of the Company when you are aware of information affecting the Company’s business that has not been publicly released or in situations where trading would call your judgment into question. This includes all types of stock trading, such as options, puts and calls, straddles, selling short, etc. Two simple rules can help protect you in this area:

•	Do not use non-public information for personal gain, and

•	Do not pass along such information to someone else who has no need to know the information.

This guidance also applies to the securities of other companies (suppliers, vendors, customers, etc.) for which you receive information in the course of your employment at the Company.

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The Company has adopted a Policy Regarding Stock Trading by Employees, which is available on the Company’s intranet or by contacting the Compliance Officer. If you have questions pertaining to the sale or purchase of a security under circumstances that might involve confidential information or securities laws, you should consult with the Compliance Officer or Legal Department. The Compliance Officer or Legal Department may refer individuals to their personal attorneys.

G.	Political Activities and Contributions in the United States.

The Company encourages each of its employees to participate fully in the political process, but employees who participate in partisan political activities as individuals and not on behalf of the Company must avoid creating the impression that they are speaking or acting for the Company. You are reminded that U.S. law and the statutes of most states prohibit the Company from contributing to political candidates, political parties, or party officials, except through the means of approved vehicles.

H.	Safety, Health and Environment.

The Company is committed to providing a safe and healthy work place for its employees and visitors. In addition, several laws and regulations impose responsibility on the Company to safeguard against safety and health hazards. For that reason, and to protect the safety of themselves and others, employees and other persons who are present at Company facilities are required to follow carefully all safety instructions and procedures that the Company adopts. Questions about possible health and safety hazards at any Company facility should be directed immediately to your supervisor.

The Company is committed to providing a safe work environment, including one that is free from the effects of drug and/or alcohol use and abuse. Please refer to the Company’s Drug and Alcohol Policy or contact the Human Resources Department to obtain information about these policies.

You are encouraged to report to your supervisor conditions that you perceive to be unsafe, unhealthy, or hazardous to the environment.

I.	Employment Policies.

The Company is committed to fostering a work environment in which all individuals are treated with respect and dignity. Each individual should be permitted to work in a business-like atmosphere that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. Therefore, the Company expects that all relationships among persons in the work place will be business-like and free of unlawful bias, prejudice and harassment. It is the Company’s policy to ensure equal employment opportunity without discrimination or harassment on the basis of race, color, national origin, religion, sex, age, disability, or any other status or characteristic protected by applicable law. The Company’s equal employment and anti-harassment policies are contained in the Policy Manual, which is available on the Company’s intranet or by contacting the Compliance Officer.

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It is the Company’s policy to comply with all applicable wage and hour laws and other statutes regulating the employer-employee relationship and the workplace environment. Generally, it is illegal under federal and state law for the Company or any of its employees or agents to pay to or receive anything of value from any labor organization.

It is the Company’s policy to respect the privacy of its employees, and therefore the Company maintains only those employee personnel and medical records necessary for business, legal, or contractual purposes. Access to those records and the information contained therein is limited to those with a need to know, for a legitimate business purpose. The Company will comply with all applicable laws regulating the disclosure of personal information about employees and the protection of records containing medical or disability-related information.

All employees should be aware that no director, officer, manager, or employee of the Company, regardless of position, title, or ownership interest, has the authority to engage in any type of conduct or behavior which discriminates against a qualified employee or applicant on the basis of any protected class or characteristic, or to violate in any way the Company’s policies of equal employment opportunity and against unlawful harassment. All employees at all levels are required to support the letter and spirit of these policies.

No Company employee may interfere with or retaliate against another employee who seeks to invoke his or her rights under the laws governing labor and employee relations. If you have any questions about the laws or Company policies governing labor and employee relations matters, consult the Policy Manual or contact the Human Resources Department, the Compliance Officer, or the Legal Department.

J.	Computer, E-mail and Internet Policies.

Every employee is responsible for using the Company’s computer system, including, without limitation, its computers, servers, electronic mail (“E-mail”) system, and the Internet (collectively, the “Computer System”), properly and in accordance with Company policies. Any questions about these policies should be addressed to your immediate supervisor, the Human Resources Department, or the Compliance Officer. Employees should be aware of among other matters, the following:

1.	The Computer System is Company Property.

The computers that employees are provided or have access to for work and the E-mail system are the property of the Company and have been provided for use in conducting Company business. All communications and information transmitted by, received from, created on, or stored in its Computer System (whether through word processing programs, E-mail, the Internet or otherwise) are Company records and property of the Company.

2.	No Expectation of Privacy.

The Company has the right, but not the duty, for any reason and without the permission of any employee, to monitor any and all aspects of its Computer

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System, including without limitation reviewing documents created and stored on its Computer System, deleting any matter stored in its Computer System, limiting or eliminating an employee’s access to the Internet, monitoring sites visited by employees on the Internet, monitoring chat and news groups, reviewing material downloaded or uploaded by users from the Internet, and reviewing E-Mail sent and received by users. Employees should not have an expectation of privacy in anything they create, store, send, or receive on the Computer System.

3.	Professional Use of Computer System Required: Other Policies Apply.

You are reminded to be courteous to other users of the Computer System and always to conduct yourself in a professional manner. The Company’s policies against discrimination and harassment (sexual or otherwise) apply fully to the Company’s Computer System, and any violation of those policies is grounds for discipline up to and including termination.

4.	Offensive and Inappropriate Material; Illegal Activities.

Company policies prohibit using the Company’s Computer System to send or receive messages or files that are illegal, sexually explicit, abusive, offensive, or profane.

5.	Solicitations.

The Company’s Computer System may not be used to solicit for religious or political causes, commercial enterprises, outside organizations, or other activities not related to an employee’s services to the Company, except as may be permitted pursuant to paragraph II A. 5 above.

6.	Copyrights and Trademarks.

The Company’s Computer System may not be used to send (upload) or receive (download) copyrighted materials, trade secrets, proprietary financial information, or similar materials.

III.    COMPLIANCE WITH THE CODE OF CONDUCT

Compliance is the individual responsibility of each of us. We have the personal responsibility to understand and follow this Code of Conduct and the other policies of the Company applicable to us. This Code of Conduct is intended to be consistent with and refer to certain corporate policies included in the Policy Manual and the Anti-Corruption Compliance Program and Manual (both of which are available on the Company’s intranet or by contacting the Compliance Officer). These two manuals may provide (a) greater detail than is provided in this Code of Conduct and (b) additional policies not covered in this Code of Conduct. A violation of this Code of Conduct or either of these manuals may result in appropriate disciplinary action, up to and including termination, without additional warning. However, it is not the threat of discipline or termination that should govern your actions. We expect you to share our belief that a dedicated commitment to ethical behavior is the right thing to do and is good business.

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Each of the Company’s employees, officers, and directors will be provided a copy of the Code of Conduct and the Anti-Corruption Compliance Program and Manual annually. Certain employees and all officers and directors have an obligation to certify annually that he or she has reviewed and understands his or her obligations under the Code of Conduct by signing the Compliance Certification attached hereto. By signing the Certification, individuals also certify that, to the best of their knowledge, they are in compliance with the Code of Conduct.

This Code of Conduct reflects general principles to guide employees, officers, and directors in making ethical decisions and cannot and is not intended to address every specific situation. No code or set of values can address every ethical choice we face in business. Each of us must use good common sense and good judgment in our personal conduct and perform our work with honesty and integrity. It is our goal to foster an environment in which integrity issues and concerns may be raised and discussed with supervisors or with others without the fear of retribution.

Nothing in this Code of Conduct prohibits or restricts the Company from taking any disciplinary action on any matters pertaining to employee conduct, whether or not they are expressly discussed in this document. This Code of Conduct is not intended to create any express or implied contract with any employee or third party. In particular, nothing in this document creates any employment contract between the Company and any of its employees.

The Board of Directors of Schnitzer Steel Industries, Inc. and the Audit Committee have the exclusive responsibility and authority for the final interpretation of the Code of Conduct.

IV.    REPORTING SUSPECTED NON-COMPLIANCE

A.	General Policy.

As part of its commitment to ethical and legal conduct, the Company expects its employees to bring to the attention of the Compliance Officer, or any person he or she designates, information about suspected violations of this Code of Conduct, the Manuals, or the law by any employee or agent. Employees who have information about suspected improper accounting, internal accounting controls or auditing matters must bring it to the attention of their supervisors, the Compliance Officer, or the Chairman of the Audit Committee or submit a confidential1  complaint. Employees are required to come forward with any such information, without regard to the identity or position of the suspected offender. The Company will treat the information in a confidential manner to the extent possible (consistent with law and corporate policy and the requirements necessary to conduct an effective investigation) and will seek to ensure that no acts of retribution or retaliation will be taken against anyone for making a report in good faith.

To assist in the administration of this Code of Conduct, the Policy Manual and the Anti-Corruption Compliance Program and Manual, the Company has established the position

1     The Data Protection laws of certain countries may restrict the anonymous reporting of suspected non-compliance. Under such circumstances, suspected non-compliance should be reported directly to the Compliance Officer.
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of Compliance Officer. The Compliance Officer administers the Company’s Compliance Program and functions as compliance counsel to the Company and its management. The Compliance Officer is appointed by and reports to the Audit Committee. He or she shall also consult with and advise, on a regular basis, the Chief Executive Officer and the General Counsel.2

B.	Compliance Procedures.

1.	Notification of Complaint.

Information about known or suspected violations by any employee or agent should be reported promptly. Whenever practical, an employee should do so in writing.

(a)	Complaints Regarding Possible Violations of Accounting Rules, Internal Accounting Controls, Auditing Matters, or Anti-Corruption and Anti-Money Laundering and Anti-Terrorism Laws and Regulations.

The Audit Committee has created a process for employees to transmit complaints to the Audit Committee about possible violations of accounting rules, internal accounting controls, auditing matters, and anti-corruption laws. This includes the confidential submission of concerns regarding questionable accounting or auditing matters. If you wish to raise a question or concern or report a violation to the Audit Committee regarding accounting rules, internal accounting controls, auditing matters, or anti-corruption laws, you should contact the Compliance Officer, who will promptly communicate your concern to the Chairman of the Audit Committee. You need not identify yourself. Alternatively, you can submit a confidential report through any of the following:

•	Call: Whistleblower Hotline, toll free at 1-866-400-5738 and leave a detailed message. Note: Caller ID is not used on this Hotline.

•	Internet: Access the hosted Whistleblower portal from www.schnitzersteel.com or from the Company’s intranet and follow the instructions.

•	Write: Schnitzer Steel Industries, Inc. PO Box 10047 Portland, OR 97296-0047 Mark the envelope “Confidential for Attention of the Compliance Officer.”

2     A more thorough description of the Compliance Officer’s authority and responsibilities can be found in Section 9 of the Anti-Corruption Compliance Program and Manual, which is available on the Company’s intranet or by contacting the Compliance Officer
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•	Fax: 503-471-4499 Mark the fax “Confidential for Attention of the Compliance Officer.”

(b)	All Other Complaints.

If your question or concern or notification of a violation is not related to accounting rules, internal accounting controls, auditing matters, or anti-corruption and anti-money laundering and anti-terrorism laws and regulations, you are encouraged to contact your immediate supervisor, the Human Resources Department, the Legal Department, the Compliance Officer, or whomever you believe to be the most appropriate to report a violation of this Code of Conduct. Alternatively, you can submit a report through any of the following confidential means of communication:

•	Call: Whistleblower Hotline, toll free at 1-866-400-5738 and leave a detailed message. Note: Caller ID is not used on this Hotline.

•	Internet: Access the hosted Whistleblower portal from www.schnitzersteel.com or from the Company’s intranet and follow the instructions.

•	Write: Schnitzer Steel Industries, Inc. PO Box 10047 Portland, OR 97296-0047 Mark the envelope “Confidential for Attention of the Compliance Officer” (or other officer you select).
•	Fax: 503-471-4499 Mark the fax “Confidential for Attention of the Compliance Officer” (or other officer you select).

2.	Investigation.

If you report a violation to a person other than the Compliance Officer, that person will notify the Compliance Officer of the report. Reports of violations will be investigated by the General Counsel with reports made, where appropriate, to the Audit Committee. If you have identified yourself, you will be informed of the outcome of the investigation. In order to facilitate the implementation of this Code of Conduct, employees have a duty and are expected to cooperate in the investigation of reported violations. This duty includes maintaining the confidentiality of investigative information unless specifically authorized or required by law to disclose such information.

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3.	Confidentiality.

The Audit Committee and Compliance Officer will not, to the extent practical and appropriate under the circumstances to protect the privacy of the persons involved, disclose the identity of anyone who reports a suspected violation or who participates in the investigation. Employees should be aware that the Audit Committee, the Compliance Officer, and those assisting them in any investigation are obligated to act in the best interests of the Company; they do not act as personal representatives of or lawyers for employees.

4.	Protection Against Retaliation.

Retaliation in any form against an individual who in good faith reports an alleged violation of this Code of Conduct or of law, even if the report is mistaken, or who assists in the investigation of a reported violation, is itself a serious violation of this policy. Acts of retaliation should be reported immediately and will be disciplined appropriately, including termination.

______________________________________________________________________________

Schnitzer Steel Industries, at its sole discretion, reserves the right to change, modify, or terminate this Code of Conduct at any time.

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SCHNITZER STEEL INDUSTRIES, INC.

CODE OF CONDUCT

COMPLIANCE CERTIFICATION

The undersigned hereby certifies that:

(1)	I have reviewed and understand my obligations under Schnitzer Steel Industries, Inc.’s Code of Conduct and am in compliance with it;

(2)	I have not violated and I am not aware of any violation of any provision of the Code of Conduct or Applicable Laws and Regulations;

(3)
I have not made and am not aware of any other party that has made a Prohibited Payment to a Government Official, and I have not been involved and I am not aware of any other party that has been involved in a Prohibited Transaction.

Furthermore, the undersigned agrees:

(4)	to abide by the Code of Conduct and applicable laws and regulations as a condition to my continued employment by or association with Schnitzer Steel; and

(5)	to ask questions of, seek guidance from, report suspected violations to, and express concerns to Schnitzer Steel’s Compliance Officer regarding the Code of Conduct.

Finally, the undersigned:

(6)	understands that violations of the Code of Conduct or Applicable Laws and Regulations may result in disciplinary action, up to and including termination from employment with the Company.

Signed: _______________________________________________________________

Print Name: ____________________________________________________________

Title:  ___________________________________________________________

Date:  ___________________________________________________________

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